Exhibit (c)(5)
Presentation to Colorprint Indication of Interest Update Goldman, Sachs & Co. 22-Dec-2006

Table of Contents I. Bid and Schedule Update Appendix A: Financial Sponsors Profiles Appendix B: Sponsor Proposals Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

I. Bid and Schedule Update

14 Jun 2007 16:11 14/20

Goldman Sachs

Comparison of Preliminary Indications of Interest

New Indications of Interest

Key Transaction Terms

	Bidder A	Bidder B
Equity Consideration Per Share	■ **$28.00-$30.00**	■ **$33.00-$35.00**
Enterprise Value ($mm)	■ $1,431-$1,528	■ $1,673-$1,782
Expected Sources of Financing	■ Equity provided by Bidder A's internally managed group of private equity funds (Over $12.0 bn) ■ Debt financing to be specified after continued work	■ Equity provided by Bidder B ($4.25 bn) ■ Debt financing consistent with Goldman indicative leverage levels (7.0x)
Timing Issues	■ NA	■ Assuming management presentations begin in early January and Bidder B has access to management transaction could be signed in March 2007
Position Regarding Existing Management	■ Welcome and encourage direct equity participation in this transaction by members of management ■ Expect to develop a management incentive equity program	■ Plan to structure a comprehensive equity ownership plan ■ Bidder B will not engage in daily operations or management of Catalina. Providence invests in companies where management has their confidence to execute the agreed strategy.
Other Considerations / Assumptions	■ Due diligence focused on: 1. Industry competitive dynamics 2. The evolution of Catalina's customer relationships 3. Sources of historical organic growth 4. Current and future opportunities to grow the business 5. Customary legal and accounting due diligence ■ Assumes that the business is delivered with normal levels of working capital	■ Due diligence focused on: 1. Detailed review of recent performance 2. Business unit profitability trends 3. Review of color printing initiative 4. Standard legal, tax, insurance, and pension issues 5. Review of material contracts 6. Review of current balance sheet 7. Review of IT infrastructure 8. Review of capital investment requirements
Advisors	■ NA	■ NA

Other Firms Participating in Management Calls

Bid and Schedule Update 2

Bid and Schedule Update 2 Bidder A Bidder B Bidder C Bidder D Bid and Schedule Update 3

Colorprint Illustrative Timetable December 2006 January 2006 February 2006 March 2006 S M T W T F S S M T W T F S S M T W T F S S M T W T F S 12 1 2 3 4 5 6 1 2 3 1 2 3 34 5 6 7 8 9 7 8 9 10 11 12 13 4 5 6 7 8 9 10 4 5 6 7 8 9 10 1011 12 13 14 15 16 14 15 16 17 18 19 20 11 12 13 14 15 16 17 11 12 13 14 15 16 17 1718 19 20 21 22 23 21 22 23 24 25 26 27 18 19 20 21 22 23 24 18 19 20 21 22 23 24 24 25 26 27 28 29 30 28 29 30 31 25 26 27 28 25 26 27 28 29 30 31 31 Important Dates Holiday s Date: Event: December n Preliminary 21st interest due additional December n Review additiona 22nd with Board / Committee n Notify additional selected to process Dec 14th — n Prepare due 26th items, refine five year develop presentations populate on-line room Dec 27th n Deliver 5 year projection model Sponsors; open data room Bid and Schedule Update4

Dec 28th — n Calls with 29threview financial Dec 28th — n Sponsor due Jan 12thwith Colorprint each with Company participation) Jan 8th, n Process follow Jan 15th items from n Deliver draft Agreement to Jan 24th n Final bids due Sponsors with Purchase Jan 26th n Review final Board / Special Week of n Select final Jan 29th negotiate Agreement Week of n Colorprint Feb 5th quarterly n Announce Mid n Shareholder March Late n Launch March / n Transaction Early April Bid and Schedule Update5

Appendix A: Financial Sponsors Profiles

Bidder A Information Financial Sponsors Profiles 7

Bidder B Information Financial Sponsors Profiles 8

Bidder C Information Financial Sponsors Profiles 9

Bidder D Information Financial Sponsors Profiles 10

Appendix B: Sponsor Proposals